Exhibit 10.112

NON-COMPETITION/NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION/NON-SOLICITATION AGREEMENT, dated as of December      , 2005 (the “Non-competition Agreement”), is by and between Halo Technology Holdings, Inc., a Nevada corporation (the “Corporation”), and Mark Finkel (the “Employee”).

RECITALS

A. The Corporation is engaged in the business of (i) holding and operating enterprise software companies, and (ii) holding and operating other related businesses and activities (collectively all such businesses and activities that the Company is engaged in, or is currently actively planning to engage in, are referred to as the “Business”).

B. Pursuant to and subject to the conditions under the Employment Agreement dated as of December      , 2005 (the “Agreement”) by and between the Corporation and the Employee, the Employee has become the Chief Financial Officer of the Corporation.

C. The Employee wishes to enter into this Non-competition Agreement to induce the Corporation, to enter into the Employment Agreement.

AGREEMENTS

To induce the Corporation to enter the Employment Agreement, and in consideration of Employee’s employment with the Corporation and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Non-competition by the Employee. Employee acknowledges that: (i) the Corporation is and will continue to be engaged in the Business; (ii) Employee is one of a limited number of persons who is primarily responsible for the conduct, management, operation, and development of the Business by the Corporation; (iii) the Corporation is and will be actively engaged in the Business, throughout the United States, Europe, and elsewhere; (iv) Employee occupies a position of trust and confidence with the Corporation, and is familiar with the Corporation’s (and its subsidiaries’ and portfolio companies’) trade secrets and with other proprietary and confidential information concerning the Corporation (and its subsidiaries and portfolio companies) and the Business (and the business of its subsidiaries and portfolio companies); (v) the agreements and covenants contained in this Non-competition Agreement are essential to protect the Corporation and the goodwill of the Business and are a condition precedent to the Company entering into the Agreement and consummating the Transaction pursuant to the Agreement; (vi) Employee’s employment with the Corporation has special, unique, and extraordinary value to the Corporation and the Corporation would be irreparably damaged if Employee were to provide services to any Person in violation of the provisions of this Non-competition Agreement; and (vii) Employee has means to support Employee and Employee’s dependents other than by engaging in the Business, or a business similar to the Business, and the provisions of this Non-competition Agreement will not impair such ability. Accordingly, the Employee covenants and agrees as follows:

1.1 Restricted Activities. For a period commencing on the date hereof and terminating (i) one (1) year after the termination of Employee’s employment with the Corporation, or (ii) if Employee’s termination of employment is under circumstances where severance is due under the Employment Agreement, the period during which severance is paid by the Company (the “Restricted Period”), the Employee, unless acting in accordance with the Corporation’s prior written consent or as an employee of, or as a consultant to, an Affiliate of the Corporation, shall not, in the United States or any other place where the Corporation, or any Affiliates (whether such Affiliate is now existing or hereafter formed) conducts, or currently intends to conduct, the Business or any part thereof, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise), own, manage, operate, control, invest in, perform services for (alone or in association with any Person) or participate in any manner in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer, or similar affiliation with, any business or enterprise that engages in or owns, invests in, operates, manages, or controls any venture or enterprise that engages or proposes to engage in the Business; provided, however, that (i) a business or enterprise in the Business shall not include a business or enterprise in which the Business accounts for less than ten percent (10%) of the revenues, income, or the value of the assets of such business or enterprise and (ii) Employee may own, directly or indirectly, solely as an investment, securities of any Person having a class of securities (a) registered under the Securities Exchange Act of 1934 and (b) publicly traded, if Employee is not involved in the business of said corporation and if Employee and Employee’s associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not, directly or indirectly, own more than an aggregate of two percent (2%) of any class of securities of such Person. Notwithstanding the foregoing, the Corporation acknowledges that the Employee holds certain positions with certain companies other than the Corporation or its subsidiaries as described in Schedule A attached hereto, and the Corporation agrees that such activities, as currently conducted, with such companies in the respective businesses which such companies are currently conducting, do not violate this Section 1.1 or any other term of this Agreement.

1.2 Confidential Information; Personal Relationships. Unless required by law, at all times during and after the Restricted Period, the Employee shall keep secret and retain in strictest confidence, and shall not use for the benefit of such Employee or others, or disclose to others, all confidential information or matters of the Corporation, including, without limitation, trade secrets, product information, customer lists, details of contracts, pricing policies, price lists, operational methods, employee lists and evaluations, marketing plans or strategies, business acquisition plans and new personnel acquisition plans of the Corporation learned by the Employee heretofore or hereafter. For the purposes of this Non-competition Agreement, “confidential information or matters of the Corporation” does not include information which is or becomes generally available to the public, other than as a result of a disclosure in violation of this Non-competition Agreement.

1.3 Property of the Corporation Business. All confidential memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, or microfiche or by any other means but excluding solely personal correspondence, records and rolodex cards, made or compiled by or on behalf of the Employee, or made available to the Employee relating to the business of the Corporation, are and shall be the property of the Corporation and, together with all other property of the Corporation in the Employee’s possession, shall be delivered to the Corporation upon termination of Employee’s employment with the Corporation.

1.4 Employees of the Corporation. During the Restricted Period, the Employee shall not, directly or indirectly, (i) hire or offer employment to any individual who is or was at any time during the Restricted Period an employee of the Corporation or one of the Corporation’s subsidiaries, or an Independent Contractor (as hereinafter defined), or (ii) solicit any individual who is or was at any time during the Restricted Period an employee of Corporation, one of Corporation’s subsidiaries. For purposes of this Section 1.4, “Independent Contractor” shall include any individual who is or was an independent contractor whose principal job or function is or was to provide services to the Corporation or one of its subsidiaries.

1.5 Customers of the Corporation. During the Restricted Period, other than on behalf of the Corporation, or its subsidiaries, the Employee shall not solicit any Person who is or was a customer or client of the Corporation, or its subsidiaries at any time during the Restricted Period or a Hot Prospect (defined below) of Corporation, or its subsidiaries for the purpose of (i) engaging in, or assisting any Person in engaging in, the Business, or (ii) soliciting or encouraging any customer, client or Hot Prospect of the Corporation, or its subsidiaries to terminate or otherwise alter his, her or its relationship or prospective relationship with the Corporation or its subsidiaries. “Hot Prospect” shall mean those Persons or entities to whom the Corporation, or its subsidiaries shall have submitted a written offer to sell products which constitutes part of the Business.

2. Rights and Remedies Upon Breach. If the Employee breaches, or threatens to commit a breach of, any of the covenants set forth in Section 1 of this Non-competition Agreement (the “Restrictive Covenants”), the Corporation shall have the right and remedy to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, including immediate temporary injunctive relief without bond and without the necessity of showing actual monetary damages, it being acknowledged by Employee that the Corporation would consider any breach or threatened breach of the Restrictive Covenants to have caused irreparable injury to Corporation and its Affiliates and that the Corporation would consider money damages to be an inadequate remedy to the Corporation and its Affiliates. Furthermore, the Employee agrees that in the event that the Corporation seeks specific enforcement and/or injunctive relief, that such rights and remedies are in addition to, and not in lieu of, any other rights and remedies available to the Corporation and/or its Affiliates under law or in equity. The Restricted Period shall be extended by any period that Employee is in breach of the Restrictive Covenants, unless such breach is not willful and does not materially damage Corporation, or the Corporation’s subsidiaries.

3. Scope/Severability of Covenants. The parties acknowledge that the business of the Corporation is and will be national and international in scope and thus the covenants in this Section 1 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Restrictive Covenants, or any part hereof, unenforceable because of the duration or geographical scope of such provisions, the other provisions of Section 1, and this Non-competition Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Non-competition Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

4. Governing Law. All questions concerning this Non-competition Agreement and the rights and obligations of the parties hereto shall be governed and construed in accordance with the internal law, and not the law of conflicts of, the State of Connecticut applicable to agreements made and wholly to be performed in that state. Corporation and Employee agree and consent that the courts of the State of Connecticut or the United States District Courts for the districts located therein (“Connecticut Courts”) shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of or in connection with this Non-competition Agreement. Employee irrevocably submits to the jurisdiction of the Connecticut Courts, and waives any defenses of forum nonconveniens or similar defenses.

5. Notices. Any notices or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by overnight courier, sent by certified or registered mail, postage prepaid, or by facsimile. Any such notice shall be deemed given when so delivered personally, if sent by overnight courier, one business day after delivery to the overnight courier, if mailed, three days after the date of deposit in the United States mail, or if by facsimile, the date of transmission, as follows:

(a) If to the Employee, to:

Facsimile: ()

(b) If to the Corporation, to:

Halo Technology Holdings, Inc.
200 Railroad Avenue
Greenwich, CT 06830
Attention: CEO

With a copy to:

Ernest Mysogland
Halo Technology Holdings, Inc.
200 Railroad Avenue
Greenwich, CT 06830

Any party may by notice given in accordance with this Non-competition Agreement to the other party designate another address or person for receipt of notices hereunder.

6. Waivers and Amendments; Remedies. This Non-competition Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Corporation and the Employee or, in the case of a waiver, by the party waiving compliance therewith. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

7. Binding Effect; No Assignment. This Non-competition Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives. The obligations of the Employee under this Non-competition Agreement may not be assigned by the Employee to any other Person.

8. Certain Definitions. As used in this Non-competition Agreement, the following terms have the following meanings unless the context otherwise requires:

(i) “Affiliate” with respect to any Person means any other Person, controlling, controlled by or under common control with, such Person; and

(ii) “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

9. Headings. The headings in this Non-competition Agreement are for reference only, and shall not affect the interpretation of this Non-competition Agreement.

10. Entire Agreement. This Non-competition Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, written or oral, with respect thereto.

11. Counterparts. This Non-competition Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

* * * *

The parties have executed this Non-competition/Non-solicitation Agreement as of the date first above written.

Halo Technology Holdings, Inc.

/s/ Ron Bienvenu

By:	Ron Bienvenu
Its:	CEO

EMPLOYEE:

/s/ Mark Finkel